Leatt Corp Announces Second Quarter 2020 Results

Revenues increase 32% to $6.9 million; net income up 815%

Strong demand for "Head-to-Toe" protective products

CAPE TOWN, South Africa, (August 13, 2020). Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced financial results for the second quarter ending June 30, 2020. All financial numbers are in U.S. dollars.

Financial and Business Highlights

  Revenues increased by 32%, to $6.9 million for the quarter, compared to the 2019 second quarter

  Net income grew by 815% for the quarter, compared to the 2019 second quarter, to $1 million on a year to date basis

  Strong revenue growth fueled by continued investment in "Head-to-Toe" brand delivery

Leatt CEO Sean Macdonald said, "We had a remarkable second quarter this year, the best second quarter in our history in terms of revenue, despite the global turmoil caused by the Covid-19 pandemic.  Total global revenues for the quarter were $6.9 million, an increase of 32% over the second quarter of 2019.  We saw revenue growth in virtually all of our "Head-to-Toe" product categories. Our line of helmets and footwear - which include our motorcycle boots and mountain biking shoes - are all trending higher, and the sustained strong demand from a wider rider audience, that we are seeing for our line of body protection, is particularly encouraging.

"International revenues grew by 16% during the quarter, while revenues in the U.S. grew by a staggering 51%, led by strong e-commerce sales and a resurgence in demand from MOTO dealers, MTB dealers and ultimately, end consumers. We believe that this strong demand is in part due to the growth experienced in the outdoor industry at large, as a result of consumer preference for being outdoors during the pandemic. This trend is especially noticeable in the bicycle industry, which has helped drive demand for our mountain biking products."

For the first six months of 2020, global revenues were $14.5 million, an increase of 27%. Net income for the six-month period was $1.0 million - an increase of 1,150%, when compared to the same period of 2019.

"The increase in net income for the first six months was fueled by strong revenue growth and our ability to marginally decrease our costs on a year to date basis, in order to navigate the COVID-19 pandemic," said Mr. Macdonald.

Founder and Chairman, Dr. Christopher Leatt added, "Over the past several years, our global team of product developers and engineers supported by team riders have been on a mission to design the ultimate "Head-to-toe" assortment of mountain biking and motorcycle gear. Our latest product category - shoes for both flat pedal and clipless mountain bike riding contain our RideGrip rubber compound for ultimate control and once again redefine the category. Our team continues to work on a pipeline of cutting-edge products that deliver safety and performance to riders globally."

Financial Summary for Second Quarter 2020

Total revenues for the three-month period ended June 30, 2020 were $6.9 million, up 32%, compared to $5.3 million for the 2019 second quarter.

The increase in revenues for the second quarter was driven by a 70% increase in sales of other products, parts and accessories, a 48% increase in body armor sales, and a 18% increase in helmet sales, that were partially offset by a 18% decrease in neck brace sales due to close outs that did not repeat in 2020.  Neck brace sales continue to generate a higher gross profit margin than our other product categories.

For the second quarter of 2020, gross profit was $3.3 million, or 47% of revenues, compared to $2.6 million, or 50% of revenues, for the second quarter of 2019.

Total operating expenses were $2.3 million, down 7%, compared to $2.5 million for the second quarter of 2019.

Net income for the three months ended June 30, 2020 was $675,000, or $0.12 per diluted share, up 815%, compared to $74,000, or $0.01 per diluted share, for the second quarter of 2019.

During the quarter, Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  Cash increased by 27%, primarily due to working capital measures put in place to mitigate some of the effects of the pandemic.  At June 30, 2020, the Company had cash and cash equivalents of $2.6 million, and a current ratio of 3.6:1.

Business Outlook

Mr. Macdonald said, "Although we have seen some conservative buying patterns at the distributor level since the COVID-19 pandemic shocked global markets, we remain enthusiastic about the launch of our 2021 range of products in the second half of 2020. Recent launches of goggles, boots and other exceptional protective gear, and now our MTB shoe line, have shown very encouraging demand levels, reviews and performance in the field. These products define Leatt as a premium "Head-to-Toe" brand and are testament to our team's ability to develop a full offering of cutting-edge products that appeal to a wide rider audience.

Mr. Macdonald added, "We believe that the consumers' desire to participate in exhilarating outdoor activities like riding will continue to be an important driver for buying trends going forward, and that our investments in this area will gain further momentum.  However, we are cautiously monitoring the COVID-19 pandemic on a daily basis, as we continue to plan for the possibility of future pandemic-related headwinds and economic fallout into 2021 and beyond.

Conference Call

The Company will host a conference call on Thursday, August 13, 2020 at 10:00 AM ET to discuss the 2020 second quarter results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or 1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using conference ID # 13708075.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release contains forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the likelihood that consumer engagement in outdoor activities like riding will continue to drive buying trends, that the Company will continue to develop and introduce additional products to the market at the same rate as before the Covid-19 pandemic, or that the Company will continue to develop its e-commerce capabilities to benefit from the increase in customer e-commerce buying patterns during the pandemic; the likelihood that the Company will continue to achieve growth in international markets, or benefit from market acceptance of its branded products; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives in view of the ongoing global pandemic; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties could be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Michael Mason

Investor Relations

Investor-info@leatt.com

* FINANCIAL TABLES*

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS

ASSETS
	June 30, 2020	December 31, 2019
	Unaudited	Audited

Current Assets
Cash and cash equivalents	$2,627,438	$2,072,864
Short-term investments	58,251	58,239
Accounts receivable	2,478,014	2,956,012
Inventory	5,647,774	8,655,176
Payments in advance	655,931	447,476
Prepaid expenses and other current assets	2,024,321	1,129,067
Total current assets	13,491,729	15,318,834

Property and equipment, net	2,078,940	2,431,061
Operating lease right-of-use assets, net	303,424	411,956

Other Assets
Deposits	25,431	26,642
Total other assets	25,431	26,642

Total Assets	$15,899,524	$18,188,493

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$2,426,936	$5,425,681
Note payable to bank	-	300,000
Operating lease liabilities, current	174,545	190,765
Income tax payable	868,312	592,661
Short term loan, net of finance charges	322,892	576,474
Total current liabilities	3,792,685	7,085,581

Paycheck Protection Program loan	210,732	-
Deferred Compensation	200,000	160,000
Operating lease liabilities, net of current portion	128,879	221,191

Commitments and contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Common stock, $.001 par value, 28,000,000 shares authorized, 5,386,723 shares issued and outstanding	130,068	130,068
Additional paid - in capital	8,145,716	8,079,774
Accumulated other comprehensive loss	(786,435)	(529,045)
Retained earnings	4,074,879	3,037,924
Total stockholders' equity	11,567,228	10,721,721

Total Liabilities and Stockholders' Equity	$15,899,524	$18,188,493

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$6,943,130	$5,277,066	$14,485,004	$11,367,994

Cost of Revenues	3,688,623	2,646,430	7,707,044	5,875,256

Gross Profit	3,254,507	2,630,636	6,777,960	5,492,738

Product Royalty Income	3,182	6,995	4,659	15,696

Operating Expenses
Salaries and wages	622,846	713,736	1,467,452	1,590,640
Commissions and consulting expenses	103,906	80,499	187,342	158,560
Professional fees	213,318	131,569	534,905	384,537
Advertising and marketing	357,028	471,888	981,231	1,035,882
Office lease and expenses	72,386	68,546	146,200	138,538
Research and development costs	336,608	366,219	724,812	706,315
Bad debt expense (recovery)	41,900	(7,022)	26,920	9,499
General and administrative expenses	410,128	521,420	930,243	988,654
Depreciation	190,749	188,300	382,801	377,995
Total operating expenses	2,348,869	2,535,155	5,381,906	5,390,620

Income from Operations	908,820	102,476	1,400,713	117,814

Other Expenses
Interest and other expenses, net	(9,477)	(572)	(18,106)	(3,593)
Total other expenses	(9,477)	(572)	(18,106)	(3,593)

Income Before Income Taxes	899,343	101,904	1,382,607	114,221

Income Taxes	224,836	28,204	345,652	31,283

Net Income Available to Common Shareholders	$674,507	$73,700	$1,036,955	$82,938

Net Income per Common Share
Basic	$0.13	$0.01	$0.19	$0.02
Diluted	$0.12	$0.01	$0.19	$0.01

Weighted Average Number of Common Shares Outstanding
Basic	5,386,723	5,386,723	5,386,723	5,383,751
Diluted	5,548,476	5,548,176	$5,548,476	5,545,204

Comprehensive Income
Net Income	$674,507	$73,700	$1,036,955	$82,938
Other comprehensive income, net of $-0- and $-0- deferred income taxes in 2020 and 2019
Foreign currency translation	$54,897	34,858	(257,390)	33,165

Total Comprehensive Income	$729,404	$108,558	$779,565	$116,103

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019

	2020	2019
Cash flows from operating activities
Net income	$1,036,955	$82,938
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	382,801	377,995
Stock-based compensation	65,942	166,250
Bad debts reserve	24,975	2,094
Inventory reserve	(17,729)	(6,098)
Gain on sale of property and equipment	(351)	-
(Increase) decrease in:
Accounts receivable	453,023	250,284
Inventory	3,025,131	(485,696)
Payments in advance	(208,455)	(184,889)
Prepaid expenses and other current assets	(895,254)	(69,997)
Deposits	1,212	(265)
Increase (decrease) in:
Accounts payable and accrued expenses	(2,998,745)	52,608
Income taxes payable	275,651	3,555
Deferred compensation	40,000	40,000
Net cash provided by operating activities	1,185,156	228,779

Cash flows from investing activities
Capital expenditures	(107,570)	(191,888)
Proceeds from sale of property and equipment	351	-
Increase in short-term investments, net	(12)	(3)
Net cash used in investing activities	(107,231)	(191,891)

Cash flows from financing activities
Issuance of common stock	-	15,000
Repayment of note payable to bank, net	(300,000)	-
Proceeds from Paycheck Protection Program loan	210,732	-
Repayments of short-term loan, net	(253,582)	(291,296)
Net cash used in financing activities	(342,850)	(276,296)

Effect of exchange rates on cash and cash equivalents	(180,501)	21,855

Net increase (decrease) in cash and cash equivalents	554,574	(217,553)

Cash and cash equivalents - beginning of period	2,072,864	1,709,900

Cash and cash equivalents - end of period	$2,627,438	$1,492,347

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$19,883	$10,815
Cash paid for income taxes	$70,000	$26,600

Other noncash investing and financing activities
Common stock issued for services	$65,942	$166,250